Exhibit 99

N E W S R E L E A S E

FOR IMMEDIATE RELEASE	Investor Contact: James J. Pennetti
Unizan Financial Corp.
Executive Vice President,
Chief Financial Officer
Telephone: 330.438.1118
1.866.325.7203
E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman
Unizan Financial Corp.
Vice President, Corporate Communications
Telephone: 330.438.4858
E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. REVISES FULL-YEAR 2002 GUIDANCE

Canton, Ohio, January 13, 2003 – Unizan Financial Corp. (Nasdaq: UNIZ) today announced that earnings for the fourth quarter and full-year 2002 will be impacted by two significant factors: a non-cash write-down of the carrying value of its mortgage servicing rights (MSR) asset due to the decline in interest rates, and the continued pressure on the company’s net interest margin.

The MSR write-down in the fourth quarter was $840 thousand pre-tax, or $0.02 per diluted share after-tax. Unizan services $297 million of mortgage loans which it has sold, with the servicing rights retained. The value of the MSR is negatively impacted when interest rates fall and pre-payments on mortgage loans increase, which was the case for most of 2002, as interest rates hit historically low levels and consumers refinanced their mortgage loans in record numbers.

The net interest margin continued to be under pressure in the fourth quarter, due to the Federal Reserve’s cut in the federal funds target rate and the reduction in the prime lending rate. Deposit rates were at such low levels that further reductions in these rates were not feasible. On the asset side of the balance sheet, loans and investments continued to be priced downward, either as they matured or as loans refinanced.

For the full-year 2002, Unizan now believes that earnings will be reduced from previously announced guidance by approximately $0.02 — $0.04 per diluted share.

“Our announcement today is a result of the historically low interest rates we experienced in the past year which has led to record re-financing of mortgage loans and a decrease in our MSR asset value,” said Roger L. Mann, Unizan Financial Corp. president and chief executive officer. “As with many financial institutions, low interest rates have also negatively impacted our net interest margin. However, I am still very pleased with the accomplishments of Unizan during 2002. During a very difficult economic period, we have continued our tradition of superior financial performance while completing our merger integration process. I look forward to 2003 as we continue to grow our organization and to enhance franchise and shareholder value,” said Mann.

—more—

Unizan plans to finalize and announce fourth quarter and year-end results prior to the market’s opening on Monday, January 27, 2003. In addition, a conference call will be held on Monday, January 27, 2003 at 1:00 p.m. Eastern Time to discuss fourth quarter and year-end results. Details of the call are as follows:

Conference call participation:
	Date:	Monday, January 27, 2003
	Time:	1:00 p.m. (ET)
	Conference call dial-in:	877.388.1596
	International dial in:	706.634.5143
	Conference call code:	7349709

Replay participation:
	Call replay:	800.642.1687
	International replay:	706.645.9291
	Call replay code:	7349709
	Begins:	2:00 p.m. (ET), January 27, 2003
	Ends:	5:00 p.m. (ET), February 3, 2003

Access will also be available live from the Unizan Financial Corp. Web site at www.unizan.com. The replay can also be accessed on the site for up to one year after the call. Detailed financial information regarding Unizan Financial Corp.’s fourth quarter and year-end financial results will also be available on the company’s Web site.

Unizan Financial Corp., a $2.7 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The Company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Additionally, through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the Company offers its client base corporate and retail banking, wealth management products and services, Internet banking and niche businesses in government guaranteed loan programs and aircraft lending. For more information on Unizan Financial Corp. and its subsidiaries, visit the Company on the Web at www.unizan.com.

Forward-Looking Statement

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to BancFirst Ohio Corp.’s, UNB Corp.’s and Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including BancFirst Ohio Corp.’s Annual Report on Form 10-K for the year ended December 31, 2000, UNB Corp.’s Annual Report on Form 10-K for the year ended December 31, 2001, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.

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